EXHIBIT 10.1
May 11, 2006
Mr. John R. Huff
Chairman and Chief Executive Officer
Oceaneering International, Inc.
11911 FM 529
Houston, TX 77041
Re: Modification to Service Agreement (“Modification”)
Dear Mr. Huff:
In order to provide for a smooth transition, Oceaneering International, Inc. (the “Company”) and you have agreed that you will relinquish the Chief Executive Officer position, effective May 12, 2006, in connection with the Company’s annual shareholder meeting. At such meeting, you are standing for re-election to the Board of Directors for a three-year term. You have also agreed to continue your employment through August 25, 2006. We appreciate your early relinquishment of the Chief Executive Officer position and your continuing as an employee through August 25, 2006, in order to coincide with the meetings of the Board of Directors and to facilitate the greatest continuity for the Company.
As you know, we entered into a Service Agreement with you, dated August 15, 2001 (the “Agreement”). In connection with your relinquishment of the Chief Executive Officer position and your extended employment date, the Company proposes to modify the Agreement to reflect our mutual understanding that (i) your employment with the Company shall continue through August 25, 2006, (ii) your relinquishment of the Chief Executive Officer position will not be considered a termination of service under the Agreement nor will it be considered “Good Reason” under the Agreement, and (iii) this transition will not affect the benefits otherwise due you under the Agreement.
To effect these purposes, the following provisions of the Agreement and Annex I thereto shall be modified as set forth below.
1. Section 2(a) of the Agreement shall be modified by replacing the first sentence thereof with the following:

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“During Agreement Phase A, except as provided below, you shall serve the Company as its Chairman and Chief Executive Officer.”
2. Section 2(a) of the Agreement shall be further modified by replacing the final sentence thereof with the following:
“Effective May 12, 2006, you shall no longer serve as Chief Executive Officer, but shall continue as an employee of the Company during Agreement Phase A through August 25, 2006. On August 26, 2006, you shall no longer be an employee of the Company.”
3. Section 7(b)(i) of the Agreement shall be modified to read as follows:
“During Agreement Phase A, in addition to your Base Salary, you will participate in the Plans and the Other Plans during Agreement Phase A and prior to a Termination Date; further, such participation shall not be affected by your relinquishment of the Chief Executive Officer position, effective May 12, 2006.”
4. The Agreement and Annex I thereto shall be modified such that all references to “August 15, 2006” shall be read as “August 25, 2006.”
5. The Agreement and Annex I thereto shall be modified such that all references to “August 16, 2006” in the Agreement shall be read as “August 26, 2006,” except for the reference to “August 16, 2006” in Section 6(a) which shall continue to be read as originally written.
6. The definition of “Good Reason” in Annex I to the Agreement shall not be interpreted to include your relinquishment of the Chief Executive Officer position.
If you agree to the terms set forth in this Modification, please sign below and return one copy of this letter to the Company. As always, we appreciate your continued service and loyalty to the Company.

Sincerely, Oceaneering International, Inc.
BY:	/s/ Harris J. Pappas
Harris J. Pappas, Chairman
Compensation Committee of the Board of Directors

Agreed to this 11th day of May, 2006:
/s/ John R. Huff

John R. Huff

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